Exhibit 99.1

  Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Jonathan Fassberg
Executive Vice President & CFO	The Trout Group
650-244-4990	212-477-9077

TITAN PHARMACEUTICALS ANNOUNCES THAT NOVARTIS LICENSES
ILOPERIDONE TO VANDA PHARMACEUTICALS

Vanda to Complete Iloperidone Development

South San Francisco, CA - June 9, 2004 - Titan Pharmaceuticals, Inc. (ASE:TTP) today announced that Vanda Pharmaceuticals, Inc. has acquired the worldwide rights to develop and commercialize iloperidone, Titan's proprietary antipsychotic agent in Phase III clinical development for the treatment of schizophrenia and related disorders, from Novartis Pharma AG. Vanda is a pharmaceutical development company headquartered in Rockville, Maryland, founded by its Chairman, Dr. Argeris N. Karabelas, formerly CEO of Novartis Pharmaceuticals, and its CEO, Dr. Mihael Polymeropoulos, former Vice President of Pharmacogenetics at Novartis Pharmaceuticals. Under the license agreement from Novartis, Vanda will pursue completion of the iloperidone Phase III development program and product registration. All of Titan's rights and economic interests in iloperidone, including royalties on sales of iloperidone, remain unchanged under the license agreement.

"We are very pleased that Vanda will now move forward to complete Phase III clinical testing of iloperidone," stated Dr. Louis R. Bucalo, Chairman, President and CEO of Titan. "We believe Vanda has the expertise to pursue the successful completion of iloperidone development. With the implementation of this agreement," continued Dr. Bucalo, "Titan re-establishes an important Phase III clinical program, and now has six proprietary products in clinical testing."

Approximately 1% of the world's population, 45 million people in total, suffer from schizophrenia. Many patients also suffer from difficult side effects, including significant weight gain, movement disorders and cognitive dysfunction from current therapies.

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About Titan Pharmaceuticals

TITAN PHARMACEUTICALS, INC. (ASE: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cancer and cardiovascular disease. Titan's numerous products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with multinational pharmaceutical companies and government institutions for the development of its products.

The press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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